Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER NAMES CARRIE ANDERSON AS VICE PRESIDENT, CONTROLLER

DOWNERS GROVE, Ill., May 5, 2017 - Dover (NYSE: DOV) today announced the appointment of Carrie Anderson as Vice President, Controller. Ms. Anderson will also serve as the Company’s Principal Accounting Officer.

Ms. Anderson has served as Vice President and Chief Financial Officer of Dover’s Engineered Systems segment since February 2014 and, prior to that, as Vice President and Chief Financial Officer of Dover’s former Printing & Identification segment since October 2011. Before joining Dover, Ms. Anderson held a variety of treasury, finance and investor relations roles at Delphi, most recently as Vice President, Finance and Divisional Chief Financial Officer.

About Dover:

Dover is a diversified global manufacturer with annual revenue exceeding $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through four operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 29,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at dovercorporation.com.